Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES AN INCREASE IN COMMON DIVIDENDS

DENVER, September 15, 2005. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) announced today that its Board of Directors intends to increase the Company’s common stock dividend by 50 percent to $0.30 per share annually.  The increased quarterly dividend of $0.075 per share of common stock is intended to begin in the fourth quarter of 2005.

Peter Dea, President and Chief Executive Officer commented, “The move to increase the common dividend is a reflection of the confidence that the Board of Directors has in the continued financial strength of Western Gas Resources.  With the prospect of strong earnings and cash flow, the Board felt it appropriate to increase the amount of cash returned directly to our stockholders.  The Company continues to see excellent opportunities to invest in its deep inventory of high-return unconventional gas resource plays and midstream growth opportunities.  We will continue to evaluate additional ways to increase value for our stockholders.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
Email:	rwirth@westerngas.com